UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No.     )*
                                             -----

                    MILLENNIUM CAPITAL VENTURE HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None
                         ------------------------------
                                 (CUSIP Number)

                               John Saywell, Esq.
                            Saywell & Company, PLLC
                         1178 Place Phillips, Suite 200
                                Montreal, Quebec
                                 CANADA H3B 3C8
                                  514-396-0040
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)

                                 June 27, 2001
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 3

                                  SCHEDULE 13D
                                  ------------

CUSIP No. None                                                      Page 2 of 3

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BRUNO DESMARAIS  (no SSN in United States)
      --------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [   ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY
      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      PF
      --------------------------------------------------------------------------
 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      CANADA
      --------------------------------------------------------------------------
                          7)  SOLE VOTING POWER
      NUMBER OF               5,000,000
      SHARES                  --------------------------------------------------
      BENEFICIALLY        8)  SHARED VOTING POWER
      OWNED BY                0
      EACH                    --------------------------------------------------
      REPORTING           9)  SOLE DISPOSITIVE POWER
      PERSON                  5,000,000
      WITH                    --------------------------------------------------
                         10)  SHARED DISPOSITIVE POWER
                              0
      --------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,000,000
      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      100%
      --------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                                                    Page 3 of 3
Item 1.  Security and Issuer

         Common Stock

         Millennium Capital Venture Holdings, Inc.
	 9348 Basile Routhier
         Montreal, Quebec
         CANADA H2M 1T8

Item 2.  Identity and Background

         (a)   Bruno Desmarais
         (b)   9348 Basile Routhier
               Montreal, Quebec
               CANADA H2M 1T8
         (c)   Manager - financial services
         (d) Mr. Desmarais has not been convicted in any criminal proceeding during the past five years.
         (e) Mr. Desmarais has not been a party to a civil proceeding of any kind during the past five years.
         (f)   CANADA

Item 3.  Source and Amount of Funds or Other Consideration

         The source of funds were the personal funds of Mr. Desmarais.

Item 4.  Purpose of Transaction

         The purpose of the acquisition was to obtain control of the issuer and subsequently engage in a specific business.

Item 5.  Interest in Securities of the Issuer

         (a) 5,000,000 shares representing 100% of the issued and outstanding common stock of the issuer.
         (b)   Sole voting power over 5,000,000 shares.
         (c)   Not applicable.
         (d)   Not applicable.
         (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

               Not applicable.

Item 7.  Material to be Filed as Exhibits

               None.

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            June 27, 2001
                                            ------------------------------------
                                                          (Date)

                                            /s/ BRUNO DESMARAIS
                                            ------------------------------------
                                                       (Signature)

                                            Bruno Desmarais
                                            ------------------------------------
                                                          (Name)